EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463, No. 333-161636 and No. 333-166102 on Form S-8 of our reports dated January 11, 2011, relating to the consolidated financial statements of Quiksilver, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended October 31, 2010.

/s/ Deloitte & Touche LLP

Costa Mesa, California
January 11, 2011